EXHIBIT 99.1

                  ROYAL PRECISION AND ROYAL ASSOCIATES JOINTLY
                          ANNOUNCE REVISED PROPOSAL FOR
                             MANAGEMENT-LED BUY-OUT

                              For Immediate Release

Contact for Royal Precision, Inc.:      JOHN C. LAUCHNOR, President and Chief Operating Officer
                                        FRANK W. MERTES, Vice President - Finance and Chief Financial Officer
                                        Royal Precision, Inc. (860) 489-9254
                                        INTERNET: www.royalprecision.com

                                        RCG Capital Markets Group, Inc. (480) 675-0400
                                        RETAIL: JOE DORAME
                                        ANALYSTS/INSTITUTIONAL: JOE DIAZ
                                        MEDIA: JEFF STANLIS
                                        INTERNET: www.rcgonline.com

Contact for Royal Associates, Inc.:     CHRISTOPHER JOHNSTON, President and Chief Executive Officer
                                        KENNETH J. WARREN, Director and Secretary
                                        Royal Associates, Inc. (614) 766-1960

     (AUGUST 30, 2002) - TORRINGTON, CT AND DUBLIN, OH - Royal Precision, Inc. (OTC.BB: RIFL), the manufacturer of the Rifle(TM) shaft, one of the most widely-used golf club shafts on the professional golf tours, and distributor of Royal Grip(R) golf club grips, and Royal Associates, Inc. ("RA"), a private holding company, jointly announced today that after review of the factors set forth below, RA has determined to continue with its efforts to take Royal Precision private. The revised downward offer provides for the acquisition of Royal Precision pursuant to a cash-out merger in which public stockholders of Royal Precision would receive a price of $0.10 per share in cash (decreased from RA's prior offer of $0.37 per share).

     Royal Precision also announced that it has requested an oral opinion of The Harman Group Corporate Finance, Inc. that, subject to certain customary qualifications to be described in its written report, the consideration of $0.10 offered by RA pursuant to the proposed cash-out merger of the public shareholders is fair to Royal Precision and the stockholders of Royal Precision from a financial point of view. Royal Precision expects to receive such oral opinion within the next two weeks.

     Royal Precision also announced that one of its directors, Raymond J. Minella, who had served as a special independent committee to negotiate the terms and conditions of the proposed transaction, and who had been a director of the Company since its inception, recently resigned from the Board of Directors due to personal reasons unrelated to Royal Precision. Mr. Minella has changed his employment affiliation to a firm which does not permit its executives to serve on public company boards of directors. Due to the fact that each remaining member of the Board of Royal Precision has an interest in RA, Royal Precision will not be convening a special committee of directors in connection with the RA proposal. Consequently, the Board of Directors of Royal Precision will consider the RA proposal and after receipt of the oral opinion from its financial advisor make its determination in reliance upon such opinion regarding the fairness of the transaction to the stockholders of Royal Precision.

     The reduction of RA's offer to $0.10 per share is attributable to a variety of factors including: the factors outlined in Royal Precision's Form 10-K for its fiscal year ended May 31, 2002 filed with the SEC on August 26, 2002; recent declining sales in the golf industry generally which RA believes have affected valuations industry-wide; and the adverse impact of the decline in the financial markets generally over the past 90 days.

     The transaction remains subject to the negotiation and execution of a definitive merger agreement, approval of Royal Precision's board and stockholders and certain other conditions. There can be no assurance that the negotiations will lead to a definitive agreement or that the transaction will be successfully completed.

     If a definitive agreement is entered into, and its conditions satisfied, the merger would be consummated in late 2002 and Royal Precision would emerge as a subsidiary of RA. Thereafter, Royal Precision would no longer have publicly traded securities outstanding and would terminate its registration as a reporting company under the Securities Exchange Act of 1934, as amended. The business of Royal Precision would be continued thereafter by the surviving corporation as now being conducted.

ABOUT ROYAL ASSOCIATES, INC.:

     RA is a closely held holding company formed by Richard P. Johnston, Chairman of the Board of Royal Precision, John C. Lauchnor, President of Royal Precision, Kenneth J. Warren, Christopher A. Johnston, David E. Johnston and Charles S. Mechem, all of whom serve as directors of Royal Precision, and Robert Jaycox. Stockholders of RA and entities affiliated with such stockholders currently may be deemed to beneficially own 87.4% of the issued and outstanding shares of Royal Precision on a fully diluted basis.

     Following its acquisition of Royal Precision, RA intends to pursue acquisitions, both within and outside the golf industry. "We remain fully committed to carrying through with our going-private proposal. We have achieved significant progress in our turn-around of Royal Precision and look forward to the exciting, albeit challenging, years ahead," said Christopher Johnston, President of RA. "We are gratified by the continuing support of our lender, our customers, our suppliers and our employees", said John C. Lauchnor, President of Royal Precision.

ABOUT ROYAL PRECISION, INC.:

     Royal Precision, Inc. is a leading designer, manufacturer and distributor of high-quality, innovative golf club shafts, including the Rifle shaft featuring Royal Precision's "Frequency Coefficient Matching" technology, or "FCM," designed to provide consistent flex characteristics to all the clubs in a golfer's bag. Royal Precision, Inc. is also a designer and distributor of Royal Grip(R) golf club grips offering a wide variety of standard and custom models, all of which feature durability and a distinctive feel and appearance.